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[LOGO] Breakwater

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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                            Tel:(416) 363-4798
                                                            Fax:(416) 363-1315
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MEDIA RELEASE

FOR IMMEDIATE RELEASE              Toronto Stock Exchange: BWR

   BREAKWATER RAISES $1.4 MILLION VIA A FLOW-THROUGH FINANCING FOR EXPLORATION
               AROUND ITS BOUCHARD-HEBERT AND LANGLOIS MINE SITES

Toronto, Canada, September 1, 2005... BREAKWATER RESOURCES LTD. ("Breakwater") (TSX-BWR) is pleased announce that it has concluded a private placement of 3 million flow-through common shares at C$0.46 per share, for proceeds of C$1.38 million.

The proceeds of the flow-through financing will be used for exploration in Quebec around Breakwater's past producing Bouchard-Hebert mine and the Langlois mine, which is currently under care and maintenance.

At Bouchard-Hebert, Breakwater has 215 claims totalling 7,982 hectares surrounding its two mining claims. C$700,000 has been budgeted to carry out line cutting, geophysics and diamond drilling on previously identified exploration targets. The Bouchard-Hebert property covers 18 km of strike within the Blake River Group of volcanic rocks which has hosted numerous world-class massive sulphide and gold deposits. In one of the prospective areas that Breakwater will explore during 2005-2006, a hole was drilled by Minnova 1992 that intercepted 0.2m of 21.3% zinc, 0.03% copper, 29 g/t silver and 34 g/t gold. The mill at Bouchard-Hebert remains in place pending the outcome of the exploration program planned for 2005-2006.

At Langlois, Breakwater has budgeted $540,000 for exploration outside its existing mine licence. There are currently many excellent targets that have been identified for exploration along the geological corridor that hosts the Langlois deposits, as well as the Grevet B and Orphee deposits.

Breakwater is a mineral resource company engaged in the acquisition, exploration, development and mining of base metal and precious metal deposits in the Americas and North Africa. Breakwater has four producing zinc mines: the Myra Falls mine in British Columbia, Canada; the Bougrine mine in Tunisia; the El Mochito mine in Honduras; and the El Toqui mine in Chile. The Company also owns the Langlois mine in Canada, and is currently reviewing options for the reopening of the mine.

Cautionary Note on Forward Looking Statements

Certain statements included in this news release are forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "will", "pending", "budgeted" and other similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and subject to other factors, many of which are beyond our control that may cause the actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, fluctuations in ore grade, geological and environmental risks, problems during the development, construction and start-up phases of an underground mine, inadequacy of environmental insurance. For a more comprehensive review of risk factors, please refer to the Company's most recent annual report under "Management's Discussion and Analysis of Financial Results" and Form 40-F under "Risk Factors" on file with the Canadian provincial securities regulatory authorities and the U.S. Securities and Exchange Commission filed on SEDAR at www.sedar.com. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.

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For further information please contact:

Richard Godfrey                                   Torben Jensen
Vice President and Chief Financial Officer        Vice President, Engineering
(416) 363-4798 Ext. 276                           (416) 363-4798 Ext. 232